Exhibit 99.2

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE:

September 15, 2005

Contact:

Tom McHale, Vice President, Finance & Investor Relations (301) 951-6122

AMERICAN CAPITAL PRICES PUBLIC OFFERING OF COMMON STOCK

Bethesda, MD - September 15, 2005 - American Capital Strategies Ltd. (“American Capital” or the “Company”) (Nasdaq:ACAS) announced today it has priced its public offering of 7.5 million shares of its common stock at $37.11 per share. Of those shares, 2 million shares are being offered directly by the Company and 5.5 million shares are being offered by the Counter-Parties (as defined below) in connection with agreements to purchase common stock from American Capital at a future date (the “Forward Sale Agreements”), as discussed below. American Capital has granted the underwriters an option to purchase up to an additional 1,125,000 shares of common stock to cover over-allotments. The offering is subject to customary closing conditions and is expected to close on Tuesday, September 20, 2005.

J.P. Morgan Securities Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., Harris Nesbitt Corp., Legg Mason Wood Walker, Incorporated, RBC Capital Markets Corporation and William Blair & Company L.L.C. are the underwriters for the offering. The joint book-running managers for the offering are J.P. Morgan Securities Inc. and UBS Securities LLC.

The offering will be made under American Capital’s existing shelf registration statement filed with the Securities and Exchange Commission. In connection with the offering, American Capital entered into the Forward Sale Agreements with an affiliate of J.P. Morgan Securities Inc. and an affiliate of UBS Securities LLC (the “Counter-Parties”), under which the Counter-Parties agreed to borrow from third party market sources and sell to retail and institutional investors 5.5 million of the offered shares of the Company’s common stock at the close of this offering at the same offering price (the “Offering Price”) as the 2 million shares being offered directly by American Capital. Under the Forward Sale Agreements, the Counter-Parties agreed to purchase from American Capital and American Capital agreed to sell to them 5.5 million shares of common stock at the Offering Price per share, less certain adjustments. The timing of these sales, which must occur within the next year, will generally be determined by American Capital. The Company will physically settle each Forward Sale Agreement by delivering shares of common stock to the Counter-Party and the Counter-Party will deliver the Offering Price less certain adjustments to the Company upon each settlement.

American Capital expects to use substantially all of the net proceeds of approximately $71 million from the direct sale of 2 million shares of common stock to reduce the borrowings under the Company’s existing revolving credit facilities and to fund investments. American Capital expects to use substantially all of the net proceeds from the shares of common stock being offered pursuant to the Forward Sale Agreements, which initially are valued at approximately $196 million, subject to certain adjustments, primarily to reduce the borrowings under the Company’s existing revolving credit facilities and to fund investments. These repayments will create availability under the facilities, which will generally be used for funding future American Capital investments and general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement. When available, copies of the prospectus and prospectus supplement may be obtained from J.P. Morgan Securities Inc., Addressing Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081 or UBS Securities LLC, ECMG Syndicate Department, 299 Park Avenue, New York, NY, 10171.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded buyout and mezzanine fund with capital resources of approximately $5.4 billion. American Capital invests in and sponsors management and employee buyouts, invests in private equity buyouts, and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national and international economic conditions, and changes in the conditions of the industries in which American Capital has made investments.

Do not reply to this message. If you would like to be removed from this distribution list, please click here:

Remove

HEADQUARTERS

Washington, DC

2 Bethesda Metro Center

14th Floor

Bethesda, MD 20814

(301) 951-6122

(301) 654-6714 fax

Info@AmericanCapital.com

REGIONAL OFFICES

Chicago	Dallas	London
5775 Sears Tower 233 South Wacker Drive Chicago, IL 60606 (312) 681-7400 (312) 454-0600 fax	2200 Ross Avenue Suite 4500W Dallas, TX 75201 (214) 273-6630 (214) 273-6635 fax	90 Longacre London WC2E 9 United Kingdom +44 (0)87 0735 4184

Los Angeles 11755 Wilshire Blvd. Los Angeles, CA 90025 (310) 806-6280 (310) 806-6299 fax	New York 461 Fifth Avenue 25th Floor New York, NY 10017 (212) 213-2009 (212) 213-2060 fax	Paris 55, Avenue Hoche 75008 Paris France +33 (0)1 40 68 06 66 +33 (0)1 40 68 06 88 fax

Philadelphia	San Francisco	Washington, DC
Three Hundred Four Falls, Suite 380 300 Conshohocken State Road West Conshohocken, PA 19428 (610) 238-0210 (610) 238-0230 fax	Three Embarcadero Center Suite 2320 San Francisco, CA 94111 (415) 591-0120 (415) 591-0111 fax	2 Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 fax